Exhibit 99.1

STONERIDGE REPORTS STRONG SECOND-QUARTER 2015 RESULTS

•	EPS from Continuing Operations of $0.25 Significantly Improved Compared with Adjusted Earnings Per Share of $0.06 in the Second Quarter of 2014
•	Continued Earnings Performance in 2015 Post the Sale of Wiring Business in 2014
•	Debt Refinancing Reduces Interest Expense and Strengthens Balance Sheet
•	Electronics and PST Sales and Earnings Negatively Affected by Foreign Currency Movements

WARREN, Ohio – July 30, 2015 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the second quarter ended June 30, 2015.

Second-quarter 2015 net sales were $165.3 million, an increase of $3.2 million, or 2.0%, compared with $162.1 million for the second quarter of 2014.

The Company’s Control Devices segment sales increased by $8.0 million, or 10.4%, and the Electronics segment sales increased by $5.1 million, or 9.7%, while the PST segment sales decreased by $9.9 million, or 30.1%, compared with the second quarter of 2014. The sales increases in the Control Devices and Electronics segments reflect continued strength in the markets the Company serves. Electronics sales in the second quarter of 2015 included $6.8 million of post-disposition sales to the Company’s former Wiring business, which it sold in 2014 to Motherson Sumi Systems Limited (“Motherson”). Prior to the disposition, these sales were accounted for as intercompany transactions and eliminated in consolidation. Electronics sales were negatively affected during the quarter by approximately $8.7 million as a result of foreign currency translation. Excluding sales to Motherson and adjusting for constant second-quarter 2014 foreign exchange rates, Electronics sales have risen 13.3%. (See Exhibit 1 for reconciliation of this non-GAAP financial measure.) Including Motherson sales and the impact of unadjusted foreign exchange rates, Electronics segment sales increased by 9.7%.

The Company’s PST business segment experienced a sales decrease of $9.9 million, or 30.1%, compared with the second quarter of 2014, primarily due to unfavorable foreign currency exchange translation. The Brazilian Real depreciated 37.7% to the U.S. dollar, quarter-to-quarter, which reduced U.S. dollar reported sales for PST by approximately 26.3%, or $8.7 million. PST sales were also adversely affected by the continued deterioration of economic conditions in Brazil. On a local currency basis, PST sales decreased by 3.8%.

The earnings per share from continuing operations attributable to Stoneridge, Inc. was $0.25 for the second quarter of 2015 compared with adjusted earnings per share of $0.06 in the second quarter of 2014. (See Exhibit 2 for a reconciliation of this non-GAAP financial measure.) The second-quarter 2014 net loss from continuing operations attributable to Stoneridge, Inc. of ($21.3) million, or ($0.79) per diluted share, included a non-cash expense of $29.3 million, or $0.85 per diluted share, for a non-cash goodwill impairment charge for the PST business.

Earnings were favorably affected by a lower effective tax rate compared with the second quarter of 2014 due to a higher mix of U.S. earnings, primarily caused by lower interest expense, which does not attract U.S. tax expense because of the utilization of a tax loss carry forward.

As of June 30, 2015, Stoneridge’s consolidated cash position was $22.9 million, a decrease of $20.2 million from December 31, 2014. Cash decreased due primarily to capital expenditures to facilitate new business programs, seasonal working capital increases and repayment of debt in Brazil. Stoneridge’s Debt to Adjusted EBITDA ratio improved to 2.5x compared with 3.3x in the second quarter of 2014. (See Exhibit 3 for a reconciliation of this non-GAAP financial measure.)

Jon DeGaynor, President and Chief Executive Officer, commented, “Our Control Devices and Electronics segments continued to perform well in the second quarter. Our Control Devices business was able to capitalize on continued strong North American passenger car production. Our Electronics business also nearly maintained its performance despite significant foreign exchange headwinds. PST’s sales on a local currency basis performed below our expectations for this year and were below prior year by 3.8%.  While both our Electronics business and PST continue to be affected by adverse foreign exchange movements, PST was able to maintain its gross profit percentage compared to prior year through a more favorable sales mix and cost reduction initiatives. This is a significant accomplishment in the face of Brazil’s severely unfavorable economic conditions.”

DeGaynor concluded, “During my first four months with Stoneridge, I have visited every business unit at least once and initiated a series of actions in conjunction with the senior leadership team to identify new opportunities where we can improve profitability, cash flow and return on invested capital. We will pursue these opportunities without compromising flawless execution of our organic growth plans, and we are continuing to seek new growth opportunities like the recent announcement that we made regarding our exciting mirror replacement technology.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2015 second-quarter results can be accessed at 10 a.m. Eastern time on Thursday, July 30, 2015, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in automotive, commercial vehicle, motorcycle, off-highway vehicle and agricultural equipment production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

Exhibit 1

Stoneridge, Inc.
Reconciliation of Electronics Segment Sales to Adjusted Electronics Segment Sales
Three months ended June 30, 2015 and 2014
(Unaudited)
			Increase /	Percent
	2015	2014	(Decrease)	Increase

Electronics Segment Sales As Reported	$57,895	$52,766	$5,129	9.7%

Plus: Constant Foreign Currency Translation Adjustment	8,711	-	8,711

Less: Post-disposition Sales to Wiring Business Acquired
by Motherson	(6,845)	-	(6,845)

Adjusted Electronics Segment Sales	$59,761	$52,766	$6,995	13.3%

Exhibit 2

Stoneridge, Inc.
Reconcilation of Earnings (Loss) and Earnings (Loss) Per Diluted Share to Adjusted Earnings and Earnings Per Share
Three months ended June 30, 2015 and 2014
(Unaudited)
	2015	2014	2015	2014

Income (Loss) and Earnings (Loss) Per Diluted Share from
Continuing Operations Attributable to Stoneridge, Inc.	$6,924	$(21,348)	$0.25	$(0.79)

Unusual Items - PST Goodwill Impairment
PST Goodwill Impairment	-	29,300	-	1.09
PST Goodwill Impairment Attributable to Noncontrolling Interest	-	(6,436)	-	(0.24)
Net PST Goodwill Impairment Attributable to Stoneridge, Inc.	$-	$22,864	$-	$0.85

Adjusted Income and Earnings Per Diluted Share from
Continuing Operations Attributable to Stoneridge, Inc.	$6,924	$1,516	$0.25	$0.06

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2015	2014	2015	2014

Net sales	$165,289	$162,099	$328,114	$323,430

Costs and expenses:
Cost of goods sold	119,343	113,814	238,520	227,007
Selling, general and administrative	28,482	31,617	59,224	62,383
Design and development	10,049	10,589	19,829	21,527
Goodwill impairment	-	29,300	-	29,300

Operating income (loss)	7,415	(23,221)	10,541	(16,787)

Interest expense, net	1,658	5,072	2,936	10,001
Equity in earnings of investee	(143)	(144)	(332)	(382)
Other (income) expense, net	(47)	330	(260)	2,246

Income (loss) before income taxes from continuing operations	5,947	(28,479)	8,197	(28,652)

Provision (benefit) for income taxes from continuing operations	(381)	90	(234)	385

Income (loss) from continuing operations	6,328	(28,569)	8,431	(29,037)

Discontinued operations:
Income from discontinued operations, net of tax	-	594	-	1,647
Gain (loss) on disposal, net of tax	55	(1,138)	(113)	(1,233)

Income (loss) from discontinued operations	55	(544)	(113)	414

Net income (loss)	6,383	(29,113)	8,318	(28,623)

Net loss attributable to noncontrolling interest	(596)	(7,221)	(1,005)	(8,199)

Net income (loss) attributable to Stoneridge, Inc.	$6,979	$(21,892)	$9,323	$(20,424)

Earnings (loss) per share from continuing operations
attributable to Stoneridge, Inc.:
Basic	$0.26	$(0.79)	$0.35	$(0.78)
Diluted	$0.25	$(0.79)	$0.34	$(0.78)

Earnings (loss) per share attributable to discontinued operations:
Basic	$0.00	$(0.02)	$0.00	$0.02
Diluted	$0.00	$(0.02)	$0.00	$0.02

Earnings (loss) per share attributable to Stoneridge, Inc.:
Basic	$0.26	$(0.81)	$0.35	$(0.76)
Diluted	$0.25	$(0.81)	$0.34	$(0.76)

Weighted-average shares outstanding:
Basic	27,308	26,934	27,227	26,894
Diluted	27,945	26,934	27,863	26,894

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in thousands)	2015	2014
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$22,860	$43,021
Accounts receivable, less reserves of $1,464 and $2,017, respectively	114,456	105,102
Inventories, net	82,117	71,253
Prepaid expenses and other current assets	26,924	26,135
Total current assets	246,357	245,511

Long-term assets:
Property, plant and equipment, net	86,930	85,311
Other assets:
Intangible assets, net	46,697	56,637
Goodwill	1,003	1,078
Investments and other long-term assets, net	10,511	10,214
Total long-term assets	145,141	153,240
Total assets	$391,498	$398,751

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of debt	$20,618	$19,655
Accounts payable	66,682	58,593
Accrued expenses and other current liabilities	39,832	42,066
Total current liabilities	127,132	120,314

Long-term liabilities:
Revolving credit facility	100,000	100,000
Long-term debt, net	7,014	10,651
Deferred income taxes	45,157	50,006
Other long-term liabilities	3,741	3,974
Total long-term liabilities	155,912	164,631

Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized,
28,900 and 28,853 shares issued and 27,913 and 28,221 shares outstanding at
June 30, 2015 and December 31, 2014, respectively, with no stated value	-	-
Additional paid-in capital	197,042	192,892
Common Shares held in treasury, 987 and 632 shares at June 30, 2015
and December 31, 2014, respectively, at cost	(4,134)	(1,284)
Accumulated deficit	(45,556)	(54,879)
Accumulated other comprehensive loss	(57,251)	(45,473)
Total Stoneridge Inc. shareholders' equity	90,101	91,256
Noncontrolling interest	18,353	22,550
Total shareholders' equity	108,454	113,806
Total liabilities and shareholders' equity	$391,498	$398,751

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2015	2014	2015	2014

Net income (loss)	$6,383	$(29,113)	$8,318	$(28,623)
Less: Loss attributable to noncontrolling interest	(596)	(7,221)	(1,005)	(8,199)
Net income (loss) attributable to Stoneridge, Inc.	6,979	(21,892)	9,323	(20,424)

Other comprehensive income (loss), net of tax attributable to
Stoneridge, Inc.:
Foreign currency translation	3,022	2,186	(11,940)	6,364
Benefit plan liability adjustment	-	-	(45)	-
Unrealized gain (loss) on derivatives	(728)	238	207	95
Other comprehensive income (loss), net of tax attributable to
Stoneridge, Inc.	2,294	2,424	(11,778)	6,459

Comprehensive income (loss) attributable to Stoneridge, Inc.	$9,273	$(19,468)	$(2,455)	$(13,965)

The Company has combined comprehensive income (loss) from continuing operations and comprehensive income (loss) from discontinued operations herein.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Six months ended June 30 (in thousands)	2015	2014

OPERATING ACTIVITIES:
Net cash proved by (used for) operating activities	$1,632	$(7,059)

INVESTING ACTIVITIES:
Capital expenditures	(15,229)	(12,605)
Proceeds from sale of fixed assets	36	73
Payment for working capital adjustment related to Wiring sale	(1,230)	-
Business acquisition	(469)	(1,022)
Net cash used for investing activities	(16,892)	(13,554)

FINANCING ACTIVITIES:
Proceeds from issuance of debt	12,088	13,067
Repayments of debt	(14,206)	(7,465)
Noncontrolling interest shareholder distribution	-	(1,083)
Other financing costs	(49)	-
Repurchase of Common Shares to satisfy employee tax withholding	(1,181)	(664)
Net cash (used for) provided by financing activities	(3,348)	3,855

Effect of exchange rate changes on cash and cash equivalents	(1,553)	(310)

Net change in cash and cash equivalents	(20,161)	(17,068)

Cash and cash equivalents at beginning of period	43,021	62,825

Cash and cash equivalents at end of period	$22,860	$45,757

The Company has combined cash flows from continuing operations and cash flows from discontinued operations within the operating, investing and financing categories.

Exhibit 3

Stoneridge, Inc.
Reconciliation of Net Loss to Adjusted EBITDA from Continuing Operations
Twelve months ended June 30, 2015 and 2014
(Unaudited)
	2015	2014

Net loss	$(23,650)	$(22,789)
Interest expense, net	9,814	19,143
Equity in earnings of investees	(764)	(562)
Other income, net	(1,942)	3,165
Provision (benefit) for income taxes	(2,474)	1,716
Depreciation and amortization	25,329	27,872
Share-based compensation impact of CEO Retirement	2,225	-
Discontinued operations	9,913	4,700
Loss on extinguishment of debt	10,607	-
Restructuring charges	-	-
PST purchase accounting and goodwill impairment	21,553	28,972

Adjusted EBITDA from continuing operations	$50,611	$62,217

Total Debt	$127,632	$205,103
Total Debt / Adjusted EBITDA from continuing operations	$2.5	$3.3